Exhibit 3.1.2

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

BE RESOURCES INC.

Pursuant to Colorado Revised Statute § 7-90-301 and 7-110-106, these Articles of Amendment are delivered to the Colorado Secretary of State for filing.

FIRST:  The name of the corporation is BE Resources Inc.

SECOND:  BE RESOURCES INC., a corporation organized and existing under the laws of the State of Colorado (the “Corporation”), HEREBY CERTIFIES that the following Articles of Amendment to its Articles of Incorporation was duly adopted on July 3, 2008, pursuant to the authority conferred upon the Corporation by the Articles of Incorporation of the Corporation, (the “Articles of Incorporation”), and by the Colorado Business Corporation Act (the “Act”):

RESOLVED, that Article XIV of the Articles of Incorporation is hereby deleted in its entirety.

THIRD:  The proposed amendment to the Articles of Incorporation was recommended to the Corporation’s shareholders by its board of directors and approved by the requisite number of shareholders as provided in § 7-107-104 and 7-110-103 of the Act.

The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is David Tognoni, 107 Hackney Cr., Box 684, Elephant Butte, NM 87935.